Exhibit 10.5

EXECUTION VERSION

EMPLOYMENT agreement

This Employment Agreement (this “Agreement”) is made and entered into by and between HOF Village Newco, LLC (“HOF Newco”) and GPAQ Acquisition Holdings, Inc., to be renamed Hall of Fame Resort & Entertainment Company as of the Effective Date (defined below) (“Hall of Fame Resort”) (Hall of Fame Resort, together with HOF Newco, the “Company”), on the one hand, and Michael Crawford (the “Executive”), on the other hand, and shall be effective on the Effective Date.

RECITALS

1. The Executive is currently engaged as the Chief Executive Officer of HOF Village, LLC, a Delaware limited liability company (“HOF Village”) pursuant to the Services Agreement between Executive and HOF Village dated December 6, 2019 (the “Services Agreement”).

2. Pursuant to the transactions set forth in that certain Agreement and Plan of Merger dated as of eptember 16, 2019, by and among Gordon Pointe Acquisition Corp, GPAQ Acquisition Holdings, Inc., GPAQ Acquiror Merger Sub, Inc., GPAQ Company Merger Sub, LLC, HOF Village, and the Company, among other things, the assets and operations of HOF Village will be transferred to the Company, and the Company will merge with GPAQ Company Merger Sub, with the Company continuing as the surviving entity in the merger (the “Transaction”).

3. The Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein.

4. The Executive’s execution of this Agreement, which will take effect on the date on which the consummation of the Transaction occurs (the “Effective Date”), is a condition to the consummation of the Transaction.

5. The Executive is willing to enter into this Agreement in consideration of the terms, conditions, and benefits that the Executive will receive under the terms hereof, and the Company is willing to enter into this Agreement in consideration of the promises and covenants by Executive contained herein.

AGREEMENTS

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	EMPLOYMENT OF EXECUTIVE.

1.1. Duties and Status. HOF Newco and Hall of Fame Resort hereby engage the Executive as President and Chief Executive Officer for the Employment Period, as defined in Section 3.1 hereof, and the Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement. The Executive shall faithfully exercise in good faith such authority and perform such duties on behalf of the Company that are typically associated with such positions and all other duties that may be assigned to the Executive by the Company’s Board of Directors (the “Board”) from time to time.

1.2. Time and Effort. During the Employment Period, the Executive shall devote the Executive’s entire working time, energy, and efforts to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Notwithstanding the foregoing, this Section 1.2 shall not be interpreted to prohibit the Executive from making personal investments of time that do not require more than a de minimis time commitment, performing charitable or civic acts or services or serving on the board of a non-profit organization, or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement or violate the provisions of Section 4.

2.	COMPENSATION AND BENEFITS.

2.1. Annual Base Salary. For all of the services rendered by the Executive to the Company during the Employment Period, the Company shall pay the Executive an annual base salary (“Annual Base Salary”) equal to $800,000.00 through December 31, 2020 and $850,000.00 from January 1, 2021 through December 31, 2021. For any years thereafter during the Employment Period, the Annual Base Salary shall be at least $850,000.00 and shall be determined by the Compensation Committee of the Board based on the Company’s and the Executive’s achievement of performance metrics as agreed-upon in writing by the Executive and the Compensation Committee of the Board. The Annual Base Salary shall be pro-rated for any partial year of employment. The Annual Base Salary shall be payable in accordance with the practice of the Company in effect from time to time for the payment of salaries to employees of the Company and shall be subject to applicable withholdings and deductions.

2.2. Closing Bonus. The Company shall pay the Executive a Closing Bonus of $400,000.00, less applicable withholdings and deductions. The Closing Bonus shall be paid in three installments as follows: (1) $100,000.00, less applicable withholdings and deductions, on or before July 15, 2020; (2) $100,000.00, less applicable withholdings and deductions, on or before September 30, 2020; and (3) $200,000.00, less applicable withholdings and deductions, on or before December 31, 2020.

2.3. Annual Bonus. For the calendar year beginning January 1, 2020 and for each subsequent calendar year during the Employment Period thereafter, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). The target for the Annual Bonus opportunity for each calendar year shall be 100% of the Executive’s Annual Base Salary for each such calendar year. Each Annual Bonus shall be payable based on the Company’s achievement of performance metrics as agreed-upon by the Executive and the Compensation Committee of the Board for each calendar year, such performance targets to be agreed in writing by Executive and approved by the Compensation Committee prior to February 15 of each year; provided, however, that the Executive’s Annual Bonus for calendar year 2020 shall not be less than $400,000 and provided further that the Executive’s Annual Base Salary (including the salary paid to the Executive by HOF Village from January 1, 2020 through the Effective Date) and Annual Bonus for calendar year 2020 shall not exceed $1,500,000.00 unless the Board approves otherwise. Each Annual Bonus shall be paid in a single cash payment and shall be paid no later than March 15 of the year after the calendar year for which the Annual Bonus is earned. To earn and be entitled to the Annual Bonus for any given calendar year, (a) the Executive must have been employed by the Company continuously throughout the calendar year for which the Annual Bonus is earned; (b) the Executive must not have been terminated by the Company for Cause after the end of the applicable calendar year but before the Annual Bonus is paid; and (c) the Executive must not have ended Executive’s employment with the Company without Good Reason (as defined below) after the end of the applicable calendar year but before the Annual Bonus is paid.

2.4. Common Stock Award. The Executive shall be granted shares of Hall of Fame Resort common stock (each such grant, a “Stock Award”) in accordance with this Section 2.4.

(a) On the Effective Date, the Executive shall receive a Stock Award for the number of whole shares of Hall of Fame Resort common stock that most nearly equals 2.25% of the outstanding shares of Hall of Fame Resort common stock on the Effective Date.

(b) The Stock Award shall be evidenced by an award agreement between Hall of Fame Resort and the Executive. The award agreement shall provide that the Executive’s rights in the Stock Award shall be vested and transferable in three (3) equal or nearly equal installments on (1) the Effective Date, (2) the first anniversary of the Effective Date, and (3) the second anniversary of the Effective Date, if the Executive remains in the continuous employ or service of the Company or an affiliate of the Company from the Effective Date until the applicable vesting date. The award agreement shall provide that any Stock Awards that have not vested on or before the date the Executive ceases to be an employee of, or providing services to, the Company or an affiliate shall be forfeited on the date that such employment or services ends for any reason.

2.5. Benefits. The Executive shall be entitled to participate in such benefit plans including, without limitation, any and all retirement, disability, group life, sickness, accident, vision, dental, and health insurance programs, as the Company may provide from time to time to its employees generally.

2.6. Vacation. The Executive shall be entitled to 25 days of paid vacation per calendar year. Unused vacation days for a particular calendar year shall roll over to, and be available for Executive’s use during, the first quarter of the following calendar year, and any such carry-over vacation days not used by the Executive during the first quarter of the following calendar year shall be paid out as compensation to the Executive on the first regularly-scheduled payroll date following the end of the applicable first quarter. Any unused vacation as of the Termination Date will not be paid out upon termination of the Executive’s employment by either party for any reason.

2.7. Vehicle Allowance. Upon presentation of an appropriate receipt or such other supporting information as the Company may require, the Company shall reimburse the Executive for the lease expense for a vehicle with a retail value of up to $70,000.00. Executive shall be solely responsible for any tax consequences associated with his receipt of the vehicle allowance payments under this Section 2.7.

2.8. Expenses. Subject to, and in accordance with, such policies as may, from time to time, be established by the Company, the Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in the furtherance of or in connection with the performance of the Executive’s duties under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require.

3.	TERM AND TERMINATION.

3.1. Employment Period. Subject to Section 3.2 hereof, the Executive’s employment under this Agreement (the “Employment Period”) shall commence on the Effective Date and shall terminate on the earlier of: (a) December 31, 2022 (such period, the “Initial Term”); provided, however, that on December 31, 2022 and December 31st of each year thereafter, the term shall automatically renew for successive 12-month periods unless either party provides written notice of non-renewal to the other party at least 90 days in advance of the expiration of the Initial Term or the then-current 12-month period (the Initial Term, as may be automatically extended as provided herein, the “Term”); or (b) termination of this Agreement and the Executive’s employment pursuant to Section 3.2 hereof. The Company and the Executive agree that, in the event that the Term is automatically renewed pursuant to Section 3.1(a), the parties will, at the request of either party during the 90-day period before the expiration of the then-current Term, negotiate in good faith over modifications to this Agreement to be applicable, if agreed to, during the 12-month period following the expiration of the then-current Term.

3.2. Termination of Employment. Each party shall have the right to terminate this Agreement and the Executive’s employment hereunder before the Term expires as permitted by this Section 3.2.

(a) By the Company.

(i) For Cause. The Company shall have the right to terminate this Agreement and the Executive’s employment hereunder at any time upon delivery of written notice of termination for Cause (as defined below) to the Executive by the Company, such employment to terminate immediately upon delivery of such notice for a termination under 3.2(a)(i)(A) or (B), unless otherwise specified in such notice, or upon expiration of the notice and cure period described herein for a termination under 3.2(a)(i)(C) or (D). As used herein, “Cause” means that the Board has determined that the Executive: (A) has misappropriated, stolen, or embezzled funds or property from the Company or, without the permission of the Board, secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Company; (B) has been charged with a felony which in the reasonable opinion of the Board brings the Executive into disrepute or is likely to cause material harm to the Company’s business, customer, or supplier relations, financial condition, prospects, or reputation; (C) has failed to perform the Executive’s duties to the Company in a manner reasonably satisfactory to the Board; or (D) has violated or breached any provision of this Agreement, any Company policy or written code of conduct, or any law or regulation, where, in the reasonable opinion of the Board, such violation or breach is to the material detriment of the Company or its business. A termination by the Company shall not be for Cause under Section 3.2(a)(i)(C) or (D) unless: (1) the Board gives the Executive written notice specifying the event or condition that the Board asserts authorizes termination for Cause under Section 3.2(a)(i)(C) or (D) and (2) during the 30 days following receipt of such notice, the Executive fails to remedy or cure the event or condition if such event or condition can be cured. Any termination of employment pursuant to this Section 3.2(a)(i) shall entitle the Executive to receive only the payments referred to in Section 3.3(a) hereof.

(ii) Without Cause. The Company shall have the right to terminate this Agreement and the Executive’s employment hereunder without Cause after 60 days’ prior written notice by the Company to the Executive. Any termination of employment pursuant to this Section 3.2(a)(ii) shall entitle the Executive to receive the payments referred to in Section 3.3(a) and (b) hereof.

(iii) Upon Total Disability. The Company shall have the right to terminate this Agreement and the Executive’s employment hereunder upon 30 days’ prior written notice to the Executive if the Board determines that the Executive is unable to perform the Executive’s duties by reason of Total Disability. As used herein, “Total Disability” shall mean the inability of the Executive, due to physical or mental illness or injury, and with the benefit of any reasonable accommodation requested by and provided to the Executive, to perform the Executive’s essential duties hereunder for any period of 90 consecutive days.  The return of the Executive to the Executive’s duties for periods of 30 days or less shall not interrupt such 90 day period. Upon any termination of employment pursuant to this Section 3.2(a)(iii), the Executive shall only be entitled to receive the payments referred to in Section 3.3(a) hereof.

(b) By the Executive.

(i) For Good Reason. The Executive shall have the right to terminate this Agreement and his employment hereunder for Good Reason, such employment to terminate upon expiration of the notice and cure period described herein. As used herein, “Good Reason” shall mean: (A) any material failure by the Company to comply with any provision of this Agreement; (B) the relocation of the Executive’s principal place of employment to a location that is more than 50 miles from Canton, Ohio; or (C) substantial interference with the day to day operations of the Company by a director of the Company (or such director’s employer or affiliate) that is inconsistent with formal actions taken by the Board or that impairs the Executive’s ability to deliver agreed upon results for the Company. A termination by the Executive shall not be for Good Reason unless: (1) the Executive gives the Board written notice specifying the event or condition that the Executive asserts authorizes termination for Good Reason; (2) the Executive did not cause the event or condition that Executive asserts authorizes Executive’s termination for Good Reason or knowingly allow such event or condition to occur; (3) such notice is given no more than 30 days after the occurrence of the event or the initial existence of the condition that Executive asserts authorizes termination for Good Reason; (4) during the 30 days following receipt of such notice, the Company and/or the Board fail to remedy or cure the event or condition; and (5) Executive terminates Executive’s employment within 30 days after the end of such cure period. In the event that the Executive elects to terminate his employment pursuant to Section 3.2(b)(i)(A) or (B) and in accordance with the notice and cure requirements in subparts (1) through (5) above, the Executive shall be entitled to receive the payments referred to in Section 3.3(a) and (b) hereof. In the event that the Executive elects to terminate his employment pursuant to Section 3.2(b)(i)(C) and in accordance with the notice and cure requirements in subparts (1) through (5) above, the Executive shall be entitled to receive the payments referred to in Section 3.3(a) and (c) hereof.

(ii) Without Good Reason. The Executive shall have the right to terminate this Agreement and his employment hereunder without Good Reason after 60 days’ prior written notice by the Executive to the Board. If the Executive gives 60 days’ notice of termination without Good Reason under this Section 3.2(b)(ii), the Board in its sole discretion can elect to make the Executive’s resignation of his employment effective immediately at any time during the 60-day notice period, and any such termination by the Board shall not convert Executive’s resignation into a termination by the Company without Cause. In the event the Executive elects to terminate his employment pursuant to Section 3.2(b)(ii), the Executive shall be entitled to receive only the payments referred to in Section 3.3(a) hereof.

(c) By Expiration of Agreement. This Agreement and the Executive’s employment hereunder shall terminate upon the date of the expiration of the then-current Term in the event either party elects not to renew the then-current Term pursuant to Section 3.1. In the event the employment of the Executive is terminated by the expiration of the then-current Term, the Executive shall be entitled to receive only the payments referred to in Section 3.3(a) hereof.

(d) Death of Executive. This Agreement and the Executive’s employment hereunder shall terminate upon the death of the Executive. In such an event, the Executive’s surviving spouse, or if none, the Executive’s estate shall be entitled to receive only the payments referred to in Section 3.3(a) hereof.

3.3. Compensation and Benefits Following Termination. Except as specifically provided in this Section 3.3, any and all obligations of the Company to make payments to the Executive under this Agreement shall cease as of the date the Employment Period expires under Section 3.1 or as of the date the Executive’s employment is terminated under Section 3.2, as the case may be (either such date, the “Termination Date”). From the date of any notice of termination through the Termination Date (to the extent they are different), the Executive shall continue to perform the normal duties of the Executive’s employment hereunder (unless waived by the Company) and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder.

(a) Standard Termination Payments. In the event that the Executive’s employment terminates for any reason under any provision in Section 3.2, the Company shall, within the period prescribed by applicable State law but no later than 30 days after the Termination Date, pay the Standard Termination Payments (as defined below) to the Executive or, in the case of termination pursuant to Section 3.2(d) on account of the death of the Executive, to the Executive’s spouse or estate as appropriate. For purposes of this Section 3.3, “Standard Termination Payments” shall mean (i) a lump-sum amount equal to the sum of the Executive’s earned and unpaid Annual Base Salary through the Termination Date and (ii) any unreimbursed business and entertainment expenses that are reimbursable through the Termination Date. Moreover, for any such termination, the Executive shall be entitled to receive any vested benefits to which the Executive has a right under the Company’s benefit plans and programs, including without limitation continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, which benefits will be provided in accordance with the applicable plan terms.

(b) By Company Without Cause under Section 3.2(a)(ii) or by Executive for Good Reason Under Section 3.2(b)(i)(A) or (B). In the event that the Company elects to terminate this Agreement and the Executive’s employment hereunder without Cause under Section 3.2(a)(ii) or the Executive elects to terminate this Agreement and his employment hereunder for Good Reason under Section 3.2(b)(i)(A) or (B), in addition to the Standard Termination Payments provided in Section 3.3(a), and subject to the Executive’s execution of a release on or after the Termination Date that becomes effective and irrevocable as described in Section 3.4, the Company shall: (i) pay the Executive a severance payment in the amount of $850,000.00, less applicable deductions and withholdings, payable in a single lump-sum payment within 10 days after the date that the release described in Section 3.4 becomes effective and irrevocable and (ii) subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the Executive’s copayment of premiums associated with such coverage, reimburse the Executive, on a monthly basis, for the excess of the premium for himself and his covered dependents over the amount paid by active employees for the same coverage during the period from the Termination Date through the 12-month anniversary of such date, or such earlier date on which COBRA coverage for the Executive and his covered dependents terminates in accordance with COBRA.

(c) By Executive for Good Reason Under Section 3.2(b)(i)(C). In the event that the Executive elects to terminate this Agreement and his employment hereunder for Good Reason under Section 3.2(b)(i)(C), in addition to the Standard Termination Payments provided in Section 3.3(a), and subject to the Executive’s execution of a release on or after the Termination Date that becomes effective and irrevocable as described in Section 3.4, the Company shall pay the Executive a severance payment in the amount of $2,000,000.00, less applicable deductions and withholdings, payable in a single lump-sum payment within 10 days after the date that the release described in Section 3.4 becomes effective and irrevocable.

3.4. Release. The Company will have no obligation to the Executive under Section 3.3(b) or (c) unless the Executive has executed, on or after the Termination Date, and delivered to the Company, on or before the 50th day following the Termination Date, an effective and irrevocable general release and waiver of claims that releases the Company and all of its related entities, affiliates, investors, owners, and employees from, and promises not to sue them for, all claims and liabilities arising on or before the date the Executive signs the release, including claims related to the Executive’s employment with and separation from the Company, in the form of Exhibit A attached hereto with such changes as may be necessary under applicable law or as agreed to by the parties.

3.5. Resignation. Upon termination of the Executive’s employment for any reason by either party, the Executive hereby agrees that the Executive shall automatically be treated as having resigned from any offices or positions related to the Company or any of its affiliates.

4.	RESTRICTIVE COVENANTS.

4.1. Recitals. While employed with the Company, the Executive will be employed in a position of trust and confidence, and as a result, the Executive will be provided with the Company’s trade secrets and confidential or proprietary information, including but not limited to information related to (a) reports, pricing, selling, purchasing, and pricing procedures, and financing methods of the Company, and any specific and proprietary techniques utilized by the Company in designing, developing, testing, or marketing its products or in performing services for clients, customers, and accounts of the Company; (b) the business plans and financial statements, reports, and projections of the Company; (c) identities, addresses, contact persons, purchasing habits, and all other information related to the Company’s customers, clients, and investors, purchasers, lenders, or any other confidential information relating to or dealing with the business operations or activities of the Company; and (d) information concerning the licenses, permits, or other authorizations relevant to the Company’s business, made known to the Executive or acquired by the Executive in the course of the Executive’s employment at the Company (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information or materials (a) that was or becomes generally available to the public other than as a result of breach of this Agreement by the Executive or (b) which the Executive had in his possession prior to disclosure by the Company or receives from a third party who, to the Executive’s knowledge, is not bound by a duty of confidentiality to the Company. The Executive acknowledges that the Company takes reasonable steps to protect its Confidential Information and to prevent disclosure of its Confidential Information to the public. Moreover, the Executive acknowledges that during Executive’s employment with the Company, the Executive will be put in a position of trust and confidence with the Company’s customers, employees, and consultants. The Executive agrees and acknowledges, therefore, that it is fair and reasonable for the Company to take steps necessary to protect its Confidential Information; protect against the risk of misappropriation of such Confidential Information; and protect the Company’s relationship with its customers, employees, and consultants.

4.2. Non-Recruitment. By and in consideration of the Company’s entering into this Agreement, and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its affiliates, the Executive agrees that the Executive shall not, during the Executive’s employment with the Company and for a period of twelve (12) months after the Executive’s employment with the Company is terminated by either party for any reason: (a) directly or indirectly hire, induce, or solicit (or assist any person or entity to hire, induce, or solicit) for employment any person who is, or within twelve (12) months prior to the date of such hiring, inducement, or solicitation was, an employee of the Company or (b) induce or solicit (or assist any person or entity to induce or solicit) any person who is an employee of the Company to terminate his/her employment relationship with the Company. The foregoing does not apply to any employee who responds to any general public advertisement by the Executive or is referred by an employment agency, so long as the advertisement or agency search was not directed towards any such employee or group of employees of the Company.

4.3. Non-Competition. By and in consideration of the Company’s entering into this Agreement, and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its affiliates, the Executive agrees that the Executive shall not, during the Executive’s employment with the Company and for a period of six (6) months after the Executive’s employment with the Company is terminated by either party for any reason, engage in Competition with the Company. In the event termination is pursuant to 3.2(b)(i) and the Company pays the amount prescribed in Section 3.2(b)(i) then the restricted period in the prior sentence shall be extended to twelve (12) months after such termination. “Competition” for purposes of this Section 4.3 shall mean owning, operating, or otherwise providing services to a pro sports themed destination resort that includes entertainment and media components.

4.4. Confidential Information. This covenant is independent of, and in addition to, those set forth above.

(a) To protect the Company’s Confidential Information, the Executive hereby covenants and agrees that the Executive will at all times hold the Confidential Information in confidence, will take all reasonable and necessary measures to prevent the disclosure of the Confidential Information, and will not use or disclose any Confidential Information, except for the benefit of the Company and to authorized representatives of the Company, to professional advisors (including without limitation attorneys, accountants, and financial advisors), or except as required by any governmental, regulatory, or judicial authority.

(b) The Executive acknowledges that all Confidential Information are and shall remain the sole, exclusive, and valuable property of the Company and that the Executive has and shall acquire no right, title, or interest therein. Any and all printed, typed, written, or other material that the Executive may have or obtain with respect to Confidential Information shall be and remain the exclusive property of the Company, and any and all material (including any copies) shall, upon request of the Board, be promptly delivered by the Executive to the Company.

(c) If the Executive becomes compelled by law, by regulatory or judicial process or by any other proceeding to make any disclosure that is prohibited by this Section 4.4, the Executive shall, to the extent legally permissible, provide the Board with prompt notice of such compulsion so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 4.4. In the absence of a protective order or other remedy, the Executive may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of the Executive’s counsel, the Executive is legally compelled to disclose; provided, however, that the Executive shall use commercially reasonable efforts to obtain written assurance that any person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.

(d) Nothing in this Agreement prohibits Executive from (i) disclosing Confidential Information in confidence to a Federal, State, or local government official or law enforcement, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) cooperating with any government investigation, making a truthful statement or complaint to law enforcement or a government agency, or testifying under oath to law enforcement or a government agency; or (iii) disclosing Confidential Information in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Moreover, if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose a Company trade secret to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

4.5. Scope and Reasonableness.

(a) The parties agree that it is not their intention to violate any public policy, rule of public order, or statutory or common law. The parties intend that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any provision of this Agreement is found by a court to be unenforceable, the parties authorize the court to amend or modify the provision to make it enforceable in the most restrictive fashion permitted by law.

(b) The Executive acknowledges that the restrictions contained in this Section 4, in view of the nature of the business in which the Company is engaged and in view of the Confidential Information to which the Executive will be exposed, are reasonable and necessary in order to protect the Confidential Information of the Company and the Company’s relationships with its customers, employees, and consultants, and that any violation thereof would result in irreparable injuries to the Company, and the Executive therefore acknowledges that, in the event of the Executive’s violation of any of these restrictions, the Company shall be entitled to seek from any court of competent jurisdiction (in any jurisdiction) preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other rights or remedies to which the Company may be entitled. Notwithstanding the foregoing to the contrary, under no circumstances shall the Executive be liable for special, consequential, or punitive damages for any breach of this Agreement or otherwise. If the Executive violates any of the restrictions contained in the foregoing Sections 4.2 or 4.3, the restricted periods shall not run in favor of the Executive from the time of the commencement of any such violation until such violation shall be cured by the Executive to the reasonable satisfaction of Company.

4.6. Survival. Any provision of this Agreement to the contrary notwithstanding, if this Agreement is terminated for any reason, the provisions and covenants of this Section 4 shall nevertheless remain in full force and effect in accordance with their respective terms.

5.	MISCELLANEOUS.

5.1. Code Section 409A.

(a) This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12). This Agreement shall be administered, interpreted and construed in a manner consistent with the requirements and exemptions under Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole reasonable discretion of the Employer and without requiring the Executive’s consent, in such manner as the Employer reasonably determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion, the Employer shall modify this Agreement in the least restrictive manner necessary and provided further that the Employer have no obligation to indemnify the Executive or hold the Executive harmless from any adverse tax consequences related to any failure to comply with Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.

(b) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as provided under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Internal Revenue Code; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in accordance with Employer’s normal reimbursement procedures for senior management, and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(c) If a payment obligation under this Agreement arises on account of the Executive’s termination of his employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Executive’s “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Executive is a “specified employee” (as defined under Treasury Regulation section 1.409A-1(i)), any such payment obligation that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Executive’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death.

5.2. Applicable Law. This Agreement shall be construed and interpreted according to the laws of the State of Ohio, without regard to the conflicts of law rules thereof.

5.3. Headings. The headings and captions set forth herein are for convenience of reference only and shall not affect the construction or interpretation hereof.

5.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other; provided, however, the Company may assign this Agreement to any successor to its business or to any affiliate.

5.5. Entire Agreement; Termination of Services Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not specifically referred to or contained herein. This Agreement specifically supersedes any and all prior agreements and understandings of the parties with respect to the subject matter hereof (including but not limited to the Services Agreement), all of which prior agreements and understandings (including but not limited to the Services Agreement) are hereby terminated and of no further force and effect. Moreover, this Agreement supersedes and replaces the Services Agreement.

5.6. Amendments. This Agreement may be amended, modified, or terminated only by a written instrument signed by the parties hereto.

5.7. Waiver. The Company’s failure to enforce any provision or provisions in this Agreement shall not in any way be construed as a waiver of any provision or provisions of this Agreement, or prevent the Company from thereafter enforcing each and every provision of this Agreement.

5.8. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be delivered by facsimile transmission or email attachment of an originally executed copy.

5.9. Severability. If any section, provision, clause or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such section, provision, clause or part under other circumstances, shall not be affected thereby.

5.10. Incorporation of Recitals. The Recitals to this Agreement are an integral part of, and by this reference are hereby incorporated into, this Agreement.

5.11. Withholdings. Each payment of compensation or benefits to or on behalf of the Executive under this Agreement shall be reduced by authorized deductions.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates below.

HOF Village Newco, LLC

By:	/s/ Jason Krom

Name:	Jason Krom

Title:	Chief Financial Officer

Date:	July 1, 2020

GPAQ Acquisition Holdings, Inc.

By:	/s/ James J. Dolan

Name:	James J. Dolan

Title:	Chairman & CEO

Date:	July 1, 2020

MICHAEL CRAWFORD

/s/ Michael Crawford
Michael Crawford, Individually

Date: July 1, 2020

[Signature Page to Crawford Employment Agreement]

Exhibit A

Form of Release

GENERAL RELEASE AND WAIVER

THIS GENERAL RELEASE AND WAIVER (this “Release”) is entered into by and between [___] (the “Company”) and [●] (the “Executive”). The Company and the Executive hereby agree as follows:

1. Employment Status. The Executive’s employment with the Company terminated effective as of [•].

2. Payment. The Company shall provide the Executive with the consideration specified in and subject to the provisions of [Section 3.3(b) or Section 3.3(c)] of the Employment Agreement dated as of [●], by and between the Company and the Executive (the “Employment Agreement”); provided, that such payment is subject to certain terms and conditions, including without limitation this Release becoming effective, as provided in the Employment Agreement.

3. No Liability. This Release does not constitute an admission by any of the Company Releasees (as defined below) of any unlawful acts or of any violation of federal, state, or local laws.

4. Release. In consideration of the benefits set forth in the Employment Agreement, the Executive, for the Executive, the Executive’s heirs, administrators, representatives, executors, successors, and assigns (collectively, the “Executive Releasors”), hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and its current and former parents, affiliates, subsidiaries, divisions, successors, assigns, trustees, officers, directors, partners, shareholders, agents, parents, employees, including without limitation all persons acting by, through, under, or in concert with any of them (collectively, the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state, or local law that the Executive Releasors had, now have, or may hereafter claim to have had against each or any of the Company Releasees by reason of any matter, cause, or thing occurring, done, or omitted to be done on or before the date of Executive’s execution of this Release. Without limitation, this Release includes a knowing and voluntary waiver of any and all rights, claims, and causes of action for discrimination based upon race, color, ethnicity, sex, national origin, religion, disability, and age (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, and any other federal, state, or local anti-discrimination law) or any other unlawful criterion or circumstance. Executive is not waiving or releasing any claims that may arise after the date that the Executive executes this Release. Moreover, Executive is not waiving or releasing his right to receive the Standard Termination Payments in the Employment Agreement. This Release does not cover the Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company Releasees (with the understanding that any such filing or participation does not give the Executive the right to recover any monetary damages against the Company Releasees; the Executive’s release of claims herein bars the Executive from recovering such monetary relief from the Company Releasees).

In addition, for purposes of this Release, the Executive represents that the Executive is not aware of any claims against the Company Releasees.

5. Restrictive Covenants. The Executive expressly acknowledges and agrees that Executive will continue to be bound by the obligations set forth in Section 4 of the Employment Agreement for the periods set forth therein.

6. Company Property. By signing this Release, the Executive acknowledges that the Executive has returned to the Company all originals and copies of Company documents and all Company property, including without limitation, keys, computer files, diskettes, database information, client information, sales documents, financial statements, budgets and forecasts, and any similar information. The Executive further represents that the Executive has left intact all of the Company’s electronic files, including those that Executive developed or helped develop during the Executive’s employment with the Company.

7. Bar. The Executive acknowledges and agrees that, if the Executive should hereafter make any claim or demand or commence or threaten to commence any action, claim, or proceeding against the Company Releasees with respect to any cause, matter, or thing which is the subject of the release under Paragraph 4 of this Release, this Release may be raised as a complete bar to any such action, claim, or proceeding, and the applicable Company Releasee may recover from the Executive all expenses and costs incurred in connection with such action, claim, or proceeding, including attorneys’ fees.

8. Non-Disparagement. The Executive agrees not to make any statement, oral or written, that would reasonably be considered disparaging of the Company, its programs, or its services, or any of the Company Releasees.

9. Governing Law; Interpretation. This Release shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the conflicts of law rules thereof. If for any reason any part of this Release shall be determined to be unenforceable, the remaining terms and conditions shall be enforced to the fullest extent possible.

10. Acknowledgments. The Executive acknowledges that the Executive has been advised in writing to consult with an attorney before signing this Agreement. The Executive further acknowledges that the Executive has been given sufficient time to review this Release, the Executive has read and fully understands its provisions, the Executive voluntarily accepts its terms, and the Executive has a period of twenty-one (21) days in which to consider entering into this Release. If the Executive executes the Release in less than twenty-one (21) days, the Executive acknowledges that the Executive is doing so voluntarily and that the Executive is waiving the Executive’s right to the full twenty-one (21) days to consider the Release.

11. Revocation. The Executive has a period of seven (7) days following the execution of this Release during which the Executive may revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired.

12. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original. This Release may be delivered by facsimile transmission or email attachment of an originally executed copy.

THE UNDERSIGNED HAVE CAREFULLY READ THIS RELEASE; THEY KNOW AND UNDERSTAND ITS TERMS; THEY FREELY AND VOLUNTARILY AGREE TO ABIDE BY ITS TERMS; AND THEY HAVE NOT BEEN COERCED INTO SIGNING THIS AGREEMENT.

[____]

Date

[___]

By:

Title:

Date